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                                                                  EXHIBIT 10.33






July 23, 1997



Mr. Paul Comarato CPM
228 Hidden Glen Court
Franklin Lake, NJ 07417

Re: Employment Letter

Dear Paul,

I am very pleased to hear that you will be joining "Team Horizon." We are anxious for you to become a key player on our team.

I have outlined the essential terms of our agreement for your verification. Please review the following, and if any discrepancies exist between this summary and your understanding, please bring them to my immediate attention:

Position:                               Vice President of Operations

Base Salary:                            $125,000/year

Bonus Participation:                    Up to 50%, based on attainment of
                                        personal performance and corporate
                                        profit objectives.

Options: 10,000 options to be awarded on the date of hire at that day's strike price. All subsequent options are based on a set of predefined goals and objectives. Second issue of 10,000 options to be awarded at the end of 1997 at hire date strike price. 15,000 options to be awarded at the end of the 1998 year with option price to be based upon date of award.

Start Date:                             August 4, 1997.

Vacation:                               Three weeks per year, increasing to
                                        four on your third anniversary of
                                        employment with Horizon.






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Benefits:            Company-paid medical and dental insurance, as
                     outlined in the attached summary.


Relocation:          Company-paid, subject to the terms of the Relocation
                     Policy [attached].

This offer is subject to approval by the Horizon Board of Directors.


Yours truly,



James S. Wassel
President and CEO

JW/bl

atts.  [2]

cc:    Cristal McWilliams
       Director of Human Resources